Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of November 30, 2000, and from July 31, 2000 through November 30, 2000.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 2000, and from July 31, 2000 through November 30, 2000, with respect to securities reflected in the investment account of the Fund.

Deutsche Asset Management

DBAB Cash Reserve Fund Tax Free (the "Fund")

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By:

Charles A. Rizzo

Treasurer

Date